Exhibit 99.1
                              Allen Organ Company
                       150 Locust Street Macungie, PA 18062
                            Phone:    610-966-2200

                    NEWS RELEASE - FOR IMMEDIATE RELEASE
                                NASDAQ-AORGB

February 28, 2003            From: Nathan S. Eckhart, Vice President-Finance

Consolidated sales for the year ended December 31, 2002 for Allen Organ Company were $67,739,548 as compared with $60,490,513 for the same period of 2001. The consolidated net income was $2,685,357 or $2.29 per share on 1,170,191 average outstanding shares for 2002, as compared to a net loss of $(4,083,810) or $(3.49) per share on 1,170,480 average outstanding shares for 2001.

Sales for the fourth quarter of 2002 were $18,652,619 as compared to $16,725,951 in 2001. Net income for the fourth quarter of 2002 was $215,822 or $0.18 per share, compared to $370,388 or $0.32 per share for 2001.

Musical  Instruments  segment  sales  increased  approximately  $73,000   and
$567,000 during the three months and year ended December 31, 2002, respectively, when compared to the same periods in 2001. While the order rate was slightly lower in 2002 than the same period in 2001, sales for the year were higher due to shipments made against the order backlog. Electronic Assemblies segment sales increased approximately $187,000 and decreased approximately $3,631,000 during the three months and year ended December 31, 2002, respectively, when compared to the same periods in 2001. Electronic Assemblies segment sales for the year decreased due to lower order volume from the Company's contract manufacturing customers that have been negatively affected by the economic slowdown. Audio Equipment segment sales decreased slightly during the three months and year ended December 31, 2002 when compared to the same periods in 2001.

The  Musical  Instruments operating income decreased during the three  months and year ended December 31, 2002 due to changes in product mix and higher operating costs. The Electronic Assemblies segment incurred an operating loss during the three months and year ended December 31, 2002 due to lower sales volume over which to absorb fixed costs.

The Data Communications segment sales increased by approximately $1,742,000 and $10,626,000 during the three months and year ended December 31, 2002, respectively, when compared to the same periods in 2001. The 2002 sales increased due to new product introductions and the redirection of the Company's sales and marketing efforts away from CLECs to other Data Communications markets. The Data Communications segment operating income for the three months ended December 31, 2002 was approximately $108,000 as compared to $722,000 in the same period of 2001. This decrease is due to lower gross margins on sales, which resulted from changes in product mix, in the fourth quarter of 2002. The combination of increased sales, higher gross margins in earlier quarters in 2002 and lower operating costs resulted in operating income of approximately $2,017,000 for the year ended December 31, 2002, compared to an operating loss of approximately $(8,284,000) in the same period of 2001. The 2001 operating loss included $1,539,000 of additional inventory reserves related to discontinued products at VIR and a charge of $1,930,000 to write down the value of VIR's goodwill and for restructuring related to the combination of VIR Linear Switch into Eastern Research, Inc. Future sales visibility remains limited throughout the Data Communications market that this segment serves. In addition, this segment's business is more dependent on larger individual sales that may cause sales levels to vary more in future quarters'.

Investment income increased slightly during the three months and year ended December 31, 2002 when compared to the same periods in 2001 due to realized gains on investments and higher invested balances that offset lower rates of return on invested funds.

The effective tax rate for the year ended December 31, 2002 decreased due to tax credits and other non-taxable items.

                                      CONSOLIDATED SALES AND EARNINGS
                               Three Months Ended             Year Ended
                            Dec. 31,       Dec. 31,     Dec. 31,     Dec. 31,
                              2002           2001         2002         2001
Sales                     $18,652,619    $16,725,951  $67,739,548  $60,490,513
Income (Loss) From
 Operations                    15,332        646,665    3,106,847   (6,963,264)
Non-Operating Income, Net     253,490        131,723      689,510      519,454
Income Tax Provision
 (Benefit)                     53,000        408,000    1,111,000   (2,360,000)
Net Income (Loss)             215,822        370,388    2,685,357   (4,083,810)

Earnings Per Share-Basic
 and Diluted                    $0.18          $0.32        $2.29       $(3.49)
Average Shares Outstanding  1,170,191      1,170,480    1,170,191    1,170,480


Allen   Organ  Company  and  its  subsidiaries  manufacture  and   distribute
electronic keyboard musical instruments, audio equipment, electronic assemblies, and data communication equipment for the domestic and international markets.

Factors that May Affect Operating Results:
The statements contained in this press release that are not purely historical are forward looking statements, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. Forward looking statements include: statements regarding future products or product development; statements regarding future research and development spending and the Company's marketing and product development strategy, statements regarding future production capacity. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's opinions only as of the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the
Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Some of the factors that could cause actual results to differ materially are set forth below.

The Company has experienced and expects to continue to experience fluctuations in its results of operations. Factors that affect the Company's results of operations include the volume and timing of orders received, changes in global economics and financial markets, changes in the mix of products sold, market acceptance of the Company's and its customer's products, competitive pricing pressures, global currency valuations, the availability of raw materials that the Company purchases from suppliers, the Company's ability to meet increasing demand, the Company's ability to introduce new products on a timely basis, the timing of new product announcements and introductions by the Company or its competitors, changing customer requirements, delays in new product qualifications, the timing and extent of research and development expenses and fluctuations in manufacturing yields. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis, which would materially and adversely affect the Company's business, financial condition and results of operations.
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